Filed pursuant to Rule 433
Registration No. 333-130036

Pricing Term Sheet dated March 12, 2007

XL Capital Ltd

1,000,000
Fixed/Floating Series E Perpetual Non-Cumulative
Preference Ordinary Shares

Issuer:	XL Capital Ltd

Issuance Format:	SEC registered

Title:	Fixed/Floating Series E Perpetual Non-Cumulative Preference
Ordinary Shares

Number of Series E Preference Shares:	1,000,000

Liquidation Preference:	$1,000

Pricing Date:	March 12, 2007

Settlement Date:	March 15, 2007

Maturity Date:	None

Dividend Rate During Fixed Rate Period:	From Settlement Date until April 15, 2017, if declared, at the annual fixed rate of 6.500% of the liquidation preference, payable semiannually on April 15 and October 15 of each year, beginning on October 15, 2007

Dividend Rate During Floating Rate Period:	From and after April 15, 2017, if declared, at a floating rate based on the 3-month LIBOR Rate plus 2.4575% of the liquidation preference, payable quarterly on January 15, April 15, July 15 and October 15 of each year

Price to Public:	99.596% of the liquidation preference

Purchase Price by Underwriters:	98.596% of the liquidation preference

Treasury Benchmark:	4.625% due 2/15/17

Benchmark Yield:	4.554%%

Spread to Benchmark Treasury:	200 basis points

Reoffer Yield:	6.554%

Mandatory Call:	None

Par Call:	At any time on and after April 15, 2017 at 100% of the liquidation preference plus declared and unpaid dividends

Submission of Shareholder Proposal Call:	At any time prior to April 15, 2017 at Make Whole plus
declared and unpaid dividends

Change in Tax Law Call:	At any time at Make Whole plus declared
and unpaid dividends

Rating Agency Event Call:	At any time at Make Whole plus declared and unpaid dividends

Make Whole:	Greater of (i) aggregate liquidation preference and (ii) sum of present values of aggregate liquidation preference and
remaining scheduled payments of dividends up to but
excluding April 15, 2017 discounted to the redemption date on a semi-annual basis at the treasury rate plus 50 basis points

CUSIP / ISIN Number:	98372P AJ7 / US98372PAJ75

Replacement Capital Covenant:	Issuer will covenant in the Replacement Capital Covenant for the benefit of holders of a designated series of its long-term debt that it will not redeem or purchase the Series E
Preference Shares on or before April 15, 2047, unless, subject to certain limitations, during the six months prior to the date of that redemption or purchase the issuer has received a
specified amount of proceeds from the sale of qualifying

securities that have characteristics that are the same as, or more equity-like than, the applicable characteristics of the
Series E Preference Shares at the time of redemption or
purchase.

Expected Credit Ratings*
Moody’s Investors Service, Inc.:	Baa2
Standard & Poor’s Ratings Services:	BBB
Fitch, Inc.:	A-
A.M. Best Company:	bbb

Representatives:
      J.P. Morgan Securities Inc. (Sole Structuring Advisor and Joint Book-runner)
      Citigroup Global Markets Inc. (Joint Book-runner)
      Merrill Lynch, Pierce, Fenner & Smith Incorporated (Joint Book-runner)

Senior Co-Managers:
      ABN AMRO Incorporated
      Barclays Capital Inc.
      Deutsche Bank Securities Inc.
      Goldman, Sachs & Co.
      RBS Greenwich Capital Markets, Inc.
      Wachovia Capital Markets, LLC

Co-Managers:
      BNY Capital Markets, Inc.
      CALYON
      HSBC Securities (USA) Inc.
      ING Belgium SA/NV
      KeyBanc Capital Markets, a division of McDonald Investments Inc.
      Lazard Capital Markets LLC
      Lloyds TSB Bank plc

*A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533.